FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

KAISER FEDERAL FINANCIAL GROUP, INC. ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM AND AUTHORIZES SECOND STOCK REPURCHASE PROGRAM

Covina, CA – April 26, 2012. Kaiser Federal Financial Group, Inc. (the “Company”) (Nasdaq: KFFG), the holding company for Kaiser Federal Bank (the “Bank”), announced completion of the repurchase of 5% of its outstanding shares of common stock, or 480,257 shares.  The first repurchase program was announced on November 30, 2011.  The shares were repurchased at prices between $12.00 and $13.94 per share with an average price of $13.51 per share.  Upon completion of the aforementioned stock repurchase program the Board of Directors authorized the second stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its issued and outstanding shares, or up to approximately 456,378 shares.  The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital.  The stock repurchase program may be carried out through open-market purchases, block trades, negotiated private transactions and pursuant to a trading plan that may be adopted in accordance with Rule 10b5-1 of the SEC’s rules.  Any repurchased shares will be available for general corporate purposes, including the funding of the Company’s equity incentive plan.

Kaiser Federal Financial Group, Inc. is the parent corporation for Kaiser Federal Bank, a federally chartered savings bank headquartered in Covina, California.  The Bank operates three full service branches and six financial service centers in California, as well as a statewide network of 58 ATMs.

Kaiser Federal Financial Group, Inc. stock trades on NASDAQ under the KFFG symbol.  For additional information, visit www.kffg.com or www.kaiserfederal.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Kaiser Federal Bank’s market area; adverse changes in general economic conditions, either nationally or in Kaiser Federal Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.